Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-91388
The Kroger Co.

Pricing Term Sheet
6.400% Notes due August 15, 2017

Issuer:	The Kroger Co.
Principal Amount:	$300,000,000
Security Type:	Senior Note
Maturity:	August 15, 2017
Coupon:	6.400%
Price to Public:	101.407%
Accrued Interest to Issuer:	$2,453,333.33
Yield to Maturity:	6.206%
Spread to Benchmark Treasury:	1.58%
Benchmark Treasury:	4.750% due August 15, 2017
Benchmark Treasury Spot and Yield:	100-31, 4.626%
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2008
Make-Whole Call:	Treasury Rate plus 25 basis points
Trade Date:	September 24, 2007
Settlement Date:	October 1, 2007 (T+5)
Denominations:	$2,000 x $1,000
Ratings:	Baa2 (stable outlook, Moody’s) / BBB- (positive outlook, S&P) / BBB (stable outlook, Fitch)
Joint Bookrunners:	Banc of America Securities LLC
J.P. Morgan Securities Inc.
Co-Managers:	Citigroup Global Markets Inc.
Greenwich Capital Markets, Inc
Lazard Capital Markets LLC
Barclays Capital Inc.
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.
This issuance of the 6.400% Notes due 2017 constitutes a reopening of, and will be fully fungible with and form a single issue and series with, the Company’s 6.400% Notes due 2017, originally issued on August 15, 2007 in the principal amount of $300,000,000.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 212-834-4533 or Banc of America Securities LLC toll free at 1-800-294-1322.
Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.